Sub-Item 77M:  Mergers

The following funds of Goldman Sachs Trust ("GST") acquired the assets and liabilities of the seven portfolios offered by the First Funds ("FF") as follows (the "Reorganization"):

GST Funds
Corresponding FF Portfolio

Structured U.S. Equity Fund
Structured Small Cap Equity Fund
Core Fixed Income Fund
Tennessee Municipal Fund
Financial Square Money Market Fund
Financial Square Government Fund
Financial Square Tax-Free Money Market Fund
Core Equity Portfolio
Capital Appreciation Portfolio
Intermediate Bond Portfolio
Tennessee Tax-Free Portfolio
Cash Reserve Portfolio
U.S. Government Money Market Portfolio
Municipal Money Market Portfolio

With regard to the circumstances and the details of the Reorganization, GST incorporates herein by reference the definitive Combined Proxy
Statement/Prospectus dated April 12, 2006 and Statement of Additional Information dated April 12, 2006, each as filed electronically with the Securities and Exchange Commission ("SEC") on April 11, 2006, (Accession No. 0000950123-06-004525) (the "Proxy Soliciting Materials").

The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

(a) The Reorganization with respect to the FF Core Equity Portfolio, Capital Appreciation Portfolio, Intermediate Bond Portfolio, Tennessee Tax-Free Portfolio, Cash Reserve Portfolio, U.S. Government Money Market Portfolio and the Municipal Money Market Portfolio closed on June 5, 2006.

(b) An Agreement and Plan of Reorganization was approved by each foregoing FF Portfolio at a Special Meeting of Shareholders of FF held on June 2, 2006. FF's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on December 12, 2005 and approved amendments to the agreement on April 7, 2006. GST's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on December 14, 2005 and approved amendments to the agreement on April 7, 2006.

(c) It is GST's understanding that FF will file with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940 and Rule 8f-1 thereunder, for an Order declaring that it has ceased to be an investment company. Upon receipt of the Order, it is expected that FF will terminate its existence under state law.